Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Supervisory Board of Koninklijke Philips Electronics N.V. and
the Stock Purchase Plan Committee of Koninklijke Philips Electronics N.V.
     Nonqualified Stock Purchase Plan

We consent to the use of our report dated October 29, 2010, with respect to the statements of financial condition of the Koninklijke Philips Electronics N.V. Non qualified Stock Purchase Plan as of July 31, 2010 and 2009, the related statements of income (loss) and changes in plan equity for each of the years in the three-year period ended July 31, 2010, incorporated herein by reference, which report appears in the July 31, 2010, annual report for Form 11-K of the Koninklijke Philips Electronics N.V. Non qualified Stock Purchase Plan.

/s/ KPMG LLP
Boston, Massachusetts
February 18, 2011